UPLAND SOFTWARE, INC. EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is entered into effective as of July 17, 2026 (the “Effective Date”) by and between Upland Software, Inc., a Delaware corporation (the “Company”), and Jennifer LaNell Simon (“Executive”).
RECITALS
WHEREAS, the Company and Executive desire to memorialize the terms of employment of Executive.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.Duties and Scope of Employment.
(a)Positions and Duties. As of August 17th, 2026 (or, if the Company and Executive agree to a different employment commencement date, as of such employment commencement date), Executive will be employed by the Company as Chief Financial Officer of the Company. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” During the Employment Term, Executive will render such business and professional services in the performance of Executive’s duties as are customarily associated with Executive’s positions within the Company and Executive agrees to perform such other duties and functions as shall from time to time be reasonably assigned or delegated to Executive by the Company’s Chief Executive Officer.
(b)Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. During the Employment Term, Executive agrees to devote substantially all of her business time to the Company and shall not engage in any other material employment, occupation or consulting activity with material remuneration without the prior written consent of the Company’s Board of Directors (the “Board”).
2.At-Will Employment. Executive and the Company agree and acknowledge Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company further agree and acknowledge that this employment relationship (and the Employment Term) may be terminated at any time, with or without cause or good reason, at the option of either Executive or the Company. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.
3.Compensation.
(a)Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services a base salary at the annualized rate of $350,000 (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). During the Employment Term, Executive’s compensation shall be reviewed by the Board from time to time and at least once every 12 months. Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” under this Agreement. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.
(b)Bonus. During Executive’s employment, Executive will be eligible to receive an annual bonus targeted at 75% of Executive’s Base Salary (prorated for Executive’s time in service to the Company for FY2026), less applicable withholdings, upon achievement of performance objectives to be determined by the Board or the Compensation Committee of the Board in its sole discretion, which may be based upon, among other things, achievement of revenue, acquisition and EBITDA targets. Any annual bonus will be earned only if the Company achieves the annual performance objectives during the designated time period, and, except as provided in Section 6(b) below, Executive is continuously employed by the Company through and including the day the bonus is paid. The Company shall pay such annual bonus at the same time as bonuses are normally paid to senior management, unless the Board approves an exception for payment of a particular bonus on a case by case basis, but in any event, any earned annual bonus shall be paid no later than March 31st of the year following the fiscal year in which such annual bonus was earned. Executive’s fiscal year 2026 bonus will be no less than $30,000 provided the Executive is continuously employed by the Company through and including the payment date.
(c)Equity Awards. Subject to approval by the Board or the Compensation Committee of the Board, Executive will be granted (i) Restricted Stock Units (“RSUs”) relating to 30,000 of the Company’s common shares, which, subject to Executive’s continued service with the Company (except as provided in Section 6(b) below), will vest quarterly with respect to 1/12th of the full RSU award beginning on a vesting commencement date no greater than 3 months from the Effective Date and subsequent quarterly vesting on the 16th of the 3-month anniversary of the first vesting date, with any fractional RSUs rolling over into the next quarter, and (ii) Performance-Based Restricted Stock Units (“PRSUs”), which, subject to Executive’s continued service with the Company and achievement of applicable performance goals (in each case, except as provided in Section 6(b) below), will vest with respect to 6,666 PRSUs upon achievement of “target” performance and 25,000 PRSUs upon achievement of “maximum” performance. The Performance metrics and goals applicable to the PRSUs will be determined by the Board or the Compensation Committee and reflected in Executive’s PRSU award agreement; provided, that, upon a Change in Control (as that term is defined in the Company’s 2024 Omnibus Incentive Plan (the “Plan”), a “Change in Control”), if the Change in Control occurs (a) on or before the first anniversary of the grant date, all then unvested PRSUs will vest immediately prior to the Change in Control at the maximum level, and (b) after the first anniversary of the grant date, all then unvested PRSUs will vest immediately prior to the Change in Control based on the actual level of achievement against the performance goals measured through the Change in Control (based on the per-share consideration payable in the Change in Control, to the extent the performance goals relate to stock price) rather than being measured through the last day of the performance period. The RSUs and PRSUs shall be governed in all respects by the terms of the Plan, and RSU and PRSU award agreements between Executive and the Company, with the form of such award agreements being materially consistent with the forms of award agreements most recently used by the Company for executive equity awards, subject to any modifications needed to reflect the vesting terms described above. Executive will be eligible for future annual grants of additional equity awards pursuant to the process applicable to other members of the executive leadership team, with the terms of any such grants to be determined in the sole discretion of the Board or the Compensation Committee of the Board.
(d)Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
4.Vacation. Executive will be entitled to paid vacation generally applicable to the senior executives of the Company, in accordance with the Company’s vacation policy.
5.Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time (the “Expense Reimbursement”).
6.Severance.
(a)For Cause Termination by the Company; Voluntary Termination without Good Reason by Executive. The Company may terminate Executive for Cause immediately by giving Executive written notice. Executive can terminate Executive’s employment at any time without Good Reason by giving the Company 60 days’ advance written notice. If the Company terminates Executive’s employment for Cause or if Executive terminates Executive’s employment without Good Reason, then Executive will: (i) receive the earned but unpaid Base Salary; (ii) any unreimbursed Expense Reimbursement (6(a)(i)-(ii) are the “Accrued Obligations”); and (iii) not receive any other compensation or benefits from the Company except as may be required by law or in accordance with established Company plans and policies; provided, however, nothing herein shall be deemed to alter or affect Executive’s vested rights in any 401(k) or other benefit plan with the Company, if any. Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by applicable law.
(b)Termination Without Cause by the Company; Termination For Good Reason by Executive. The Company can terminate Executive’s employment without Cause at any time by giving Executive written notice. Executive may resign Executive’s employment for Good Reason by following the procedures in the Good Reason definition below. If the Company terminates Executive’s employment without Cause or if Executive terminates Executive’s employment for Good Reason, then, subject to Executive’s compliance with all requirements in Section 6(d), (i) Executive shall be entitled to receive severance in the form of continuation of Executive’s Base Salary in effect on the effective date of termination for a period of twelve (12) months after the date of such termination to be paid periodically, following the Release Effective Date, in accordance with the Company’s normal payroll practices; (ii) Executive will remain eligible to receive any annual bonus relating to the year preceding the year of termination that was earned, but, as of the termination date, had not yet been paid (payable at the same time such bonus would have been paid had employment not terminated),
(iii) (a) the portion of Executive’s then outstanding and unvested RSUs (and any other Company equity awards with vesting tied solely to continued service) that would have vested had Executive remained employed for twelve (12) months after the date of such termination shall vest as of the termination date (with any remaining portion forfeited) and (b) Executive’s PSUS (and any other Company equity awards with vesting tied to achievement of performance goals) shall remain outstanding and Executive will remain eligible to vest in a prorated portion of such awards, with such prorated portion equal to the product of (x) the number of PSUs (or other performance-based units) earned based on actual performance over the full performance period (or through the date of a Change in Control, if earlier), multiplied by (y) a fraction, the numerator of which is the number of days from and including the grant date through and including the date of termination and the denominator of which is the total number of days in the performance period (with any remaining portion forfeited); and (iv) if Executive timely elects continued coverage under COBRA for Executive or Executive’s covered dependents under the Company’s group health plans, the Company shall reimburse Executive for the employer-portion of the COBRA premiums, with the employer portion of such premiums being equal to the employer portion of the regular premiums the Company was paying for Executive (and Executive’s covered dependents, if applicable) health insurance coverage in effect for Executive (and Executive’s covered dependents, if applicable) on the termination date until the earliest of: (a) the twelve (12) month anniversary of the date of termination; (b) the date Executive commences new employment or self-employment that offers substantially equivalent health care coverage (and Executive agree to notify the Company of such other employment prior to the effective date thereof); or (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason. Notwithstanding the foregoing, upon Executive’s material breach of this Agreement or the Employee Proprietary Information Agreement entered into by the Company and Executive on or about the date hereof (the “EPIA”) the Company shall no longer be obligated to pay any amounts set forth in clauses 6(b)(i)-(iv), and Executive shall not be entitled to receive any further monthly installments of the severance payments and benefits set forth in clauses 6(b)(i)and (iv).
(c)Death or Disability. Upon termination of Executive’s employment for either death or Disability, Executive or Executive’s estate, as the case may be, shall be entitled to receive the Accrued Obligations, but Executive and Executive’s estate will not be eligible for any of the payments set forth in clauses 6(b)(i)-(iv). Further, subject to Executive’s compliance with all requirements in Section 6(d), any equity grants which are unvested at the time of the termination of Executive’s employment due to death or Disability shall automatically accelerate and become fully vested effective upon the date of such termination (with performance-based equity awards vesting at the target level). Upon termination of Executive’s employment due to death or Disability pursuant to this Section 6(c), Executive or Executive’s estate, as the case may be, shall have no further rights to any compensation or any other benefits under this Agreement except as explicitly provided herein. All other benefits, if any, due after Executive’s termination for death or Disability shall be determined in accordance with established Company plans and practices.
(d)Requirements for Severance. Executive (and Executive’s estate as the case may be) shall receive the payments in Section 6(b)(i)-(iv) and acceleration of any equity for death or disability of this Agreement only if: (i) following the date of Executive’s termination of employment from the Company, Executive has signed and delivered to the Company a separation agreement containing a standard release of claims, in the form presented by and acceptable to the Board, which cannot be revoked in whole or part by such date (the date that the release can no longer be revoked is referred to as the “Release Effective Date”); and (ii) if Executive holds any other positions with the
Company or any affiliate, including a position on the Board, Executive will resign such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) Executive returns all Company property; (iv) Executive complies with Executive’s post-termination obligations under this Agreement and the EPIA; and (v) Executive complies with the terms of the separation agreement.
(e)Section 409A.
(i)The Company intends that all payments made under this Agreement comply with, or are exempt from, the requirements of Section 409Aof the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.
(ii)Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.
(iii)Notwithstanding anything to the contrary in this Agreement, to the extent (and only to the extent) required to avoid incurring taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”), any severance payable to Executivepursuant to this Agreement payable within the first six (6) months following Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one
(1) day following the date of Executive’s termination of employment (or, if earlier, the date of Executive’s death). All subsequent severance payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.
(iv)Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of Section 6(c)(i) above.
(v)Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of Section 6(e)(i) above. For purposes of this Section 6(e), “Section 409A Limit” will mean the lesser of two (2) times: (A) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
(vi)Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i) and payments of continued salary pursuant to Section 6(b) are intended to constitute a series of separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).
(vii)Any reimbursements or in-kind benefits provided to or for Executive’s benefit that constitute deferred compensation for purposes of Section 409A shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv). Accordingly, (a) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (b) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (c) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year.
7.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's severance and other benefits will be either: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance and other benefits, notwithstanding that all or some portion of such severance and other benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 7 will be made in writing by the Company’s independent public accountants (or another firm specializing in Sections 280G and 4999 of the Code) (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. The Company shall select the Accountants prior to the date of the Change in Control. For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7. In the event the Accountants determine that this Section 7 requires a reduction in Executive's severance or other benefits, unless determined otherwise by the Accountants, the reduction will occur in the following order (with the objective of reducing entitlements in a manner that minimizes the economic loss to Executive): (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section

1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under
Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.
8.Definitions.
(a)Cause. For purposes of this Agreement, “Cause” means (i) Executive’s willful failure to perform the duties and obligations of Executive’s position with the Company; (ii) any material act of personal dishonesty, fraud or misrepresentation taken by Executive which was intended to result in substantial gain or personal enrichment of Executive at the expense of the Company;
(iii) Executive’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be materially injurious to the Company; (iv) Executive’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State, excluding felonies for minor traffic violation and vicarious liability (so long as Executive did not know of the felony and did not willfully violate the law); (v) Executive’s material breach of the terms of this Agreement or the EPIA; or (vi) Executive’s material violation of any written Company policy applicable to senior executives, including without limitation policies relating to harassment, discrimination, workplace conduct, ethics compliance. The Board may place Executive on paid leave for up to thirty (30) days while it is determining whether there is a basis to terminate Executive’s employment for Cause.
(b)Good Reason. For purposes of this Agreement, “Good Reason” means, (i) without Executive’s consent, a material reduction of Executive’s duties or responsibilities relative to Executive’s duties or responsibilities as in effect immediately prior to such reduction; provided, however, any reduction in Executive’s duties or responsibilities resulting solely from the Company being acquired by and made a part of a larger entity (as, for example, when a chief financial officer becomes an employee of the acquiring corporation following a Change in Control but is not the chief financial officer of the acquiring corporation) shall not constitute Good Reason; (ii) without Executive’s written consent, a material reduction in the Base Salary of Executive as in effect immediately prior to such reduction, unless such reduction is part of a reduction in expenses generally affecting senior executives of the Company; (iii) without Executive’s consent, a material reduction by the Company in the kind or level of employee benefits to which Executive was entitled immediately prior to such reduction, with the result that Executive’s overall benefits package is materially reduced, unless such reduction is part of a reduction in benefits generally affecting senior executives of the Company or (iv) without Executive’s consent, her relocation to a facility or a location more than twenty-five (25) miles from her present working locations (currently Austin, Texas). Good Reason shall not exist unless Executive provides (i) notice to the Company within ninety (90) days of the initial existence of the condition triggering Good Reason and (ii) the Company the opportunity of at least thirty (30) days to cure such condition. In order to resign employment for Good Reason, Executive must resign Executive’s employment within 30 days of the

Company’s failure to cure such condition, other Executive’s waives such condition as a basis for resigning for Good Reason.
(c)Disability. For purposes of this Agreement, “Disability” means Executive’s inability to perform Executive’s duties due to Executive’s physical or mental incapacity, as reasonably determined by the Board or its designee, for an aggregate of 180 days (whether consecutive or not) in any 365 consecutive day period, except as otherwise required by law.
9.Confidential Information. Executive confirms Executive’s obligations under EPIA.
10.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. None of the obligations of Executive under this Agreement may be assigned or transferred. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
11.Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if (i) delivered personally or by overnight courier, (ii) delivered by facsimile transmission with delivery confirmation, or (iii) mailed (postage prepaid by certified or registered mail, return receipt requested) (effective three business days following mailing) to Executive at the address set forth on the first page hereof or to the Company at the Company’s then-current principal executive office. An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Agreement if sent with return receipt requested to the electronic mail address specified by the receiving party. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within five (5) days after receipt of the written request for Nonelectronic Notice. Any party from time to time may change its address, facsimile number, electronic mail address, or other information for the purpose of notices to that party by giving written notice specifying such change to the other party hereto.
12.Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
13.Arbitration. Executive acknowledges that, in connection with this Agreement, Executive is signing the EPIA, which contains a mutual agreement to arbitrate disputes. The parties expressly incorporate the EPIA by reference into this Agreement, including but not limited to the arbitration agreement set forth in Section 13 of the EPIA.

14.Term. The term of this Agreement shall commence on the Effective Date and continue until otherwise terminated by the parties pursuant to Section 6 above. Notwithstanding the foregoing, Sections 6 –19 of this Agreement shall survive any such termination or expiration.
15.Integration. This Agreement, the EPIA and the Indemnification Agreement between the Company and Executive, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. To the extent that any provision of the EPIA conflicts with a provision of this Agreement, this Agreement shall control. No waiver, alteration or modification of any of the provisions of this
Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.
16.No Waiver. Other than expressly set forth herein, nothing in this Agreement constitutes or shall be deemed to constitute a waiver of, or otherwise reduce, affect or impair, any of the rights or remedies available to Executive under any applicable law or at equity, all of such rights or remedies being hereby expressly reserved.
17.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
18.Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. SUBJECT TO THE ARBITRATION PROVISION IN SECTION 133, EXECUTIVE HEREBY EXPRESSLY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN TRAVIS COUNTY, TEXAS FOR ANY LAWSUIT FILED THERE AGAINST EXECUTIVE BY THE COMPANY CONCERNING EXECUTIVE’S EMPLOYMENT OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT OR ARISING FROM OR RELATING TO THIS AGREEMENT.
19.Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, Executive has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
[signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.
“COMPANY”
Upland Software, Inc.

By:
Name:Sean Nathaniel
Title: Chief Executive Officer

“EXECUTIVE”

Jennifer LaNell Simon